                           OFFER TO PURCHASE FOR CASH
                        ALL OUTSTANDING ORDINARY SHARES
                                       OF
                              GCR HOLDINGS LIMITED
                                       AT
                              $27.00 NET PER SHARE
                                       BY
                             EXEL ACQUISITION LTD.
                          A WHOLLY OWNED SUBSIDIARY OF
                                  EXEL LIMITED

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
                NEW YORK CITY TIME, ON WEDNESDAY, JUNE 11, 1997,
                         UNLESS THE OFFER IS EXTENDED.

To Our Clients:

    Enclosed for your consideration are the Offer to Purchase, dated May 14, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") relating to the offer by EXEL ACQUISITION LTD., a Cayman Islands company (the "Purchaser") and a wholly owned subsidiary of EXEL LIMITED, a Cayman Islands company ("Parent"), to purchase all outstanding Ordinary Shares, par value $.10 per share (the "Shares"), of GCR HOLDINGS LIMITED, a Cayman Islands company (the "Company"), at a purchase price of $27.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

    WE ARE (OR OUR NOMINEE IS) THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

    Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

    Please note the following:

        1. The tender price is $27.00 per Share, net to you in cash, without interest thereon.

        2. The Board of Directors of the Company has unanimously approved the Offer and the Amalgamation (as described in the Offer to Purchase), has determined that each of the Offer and the Amalgamation is fair to, and in the best interests of, the Company and its shareholders, and recommends that the shareholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

        3.  The Offer is being made for all Shares.

        4. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, together with Shares beneficially owned by Parent and its subsidiaries, shall be not less than seventy-five percent of the Shares then outstanding, calculated on a fully diluted basis. See the Introduction and Sections 1, 14 and 15 of the Offer to Purchase.

        5. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer.

        6. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on June 11, 1997, unless the Offer is extended.

    If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth on the back page of this letter. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the back page of this letter. An envelope to return your instructions to us is enclosed. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

    The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal, and is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

    In any jurisdiction where the securities, blue-sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Donaldson, Lufkin & Jenrette Securities Corporation, or one or more other registered brokers or dealers that are licensed under the laws of such jurisdiction.

          INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH
                              ALL ORDINARY SHARES
                                       OF
                              GCR HOLDINGS LIMITED

    The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated May 14, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by EXEL ACQUISITION LTD., a Cayman Islands company (the "Purchaser") and a wholly owned subsidiary of EXEL LIMITED, a Cayman Islands company ("Parent"), to purchase all outstanding Ordinary Shares, par value $.10 per share (the "Shares"), of GCR HOLDINGS LIMITED, a Cayman Islands company (the "Company"), at a purchase price of $27.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

    This will instruct you to tender to the Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.
    Number of Shares To Be Tendered(*): ______________ Shares
    Dated: ___________________ , 1997

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                                   SIGN HERE
Signature(s) ___________________________________________________________________
(Print Name(s)) ________________________________________________________________
(Address(es)) __________________________________________________________________
(Area Code and Telephone Number(s)) ____________________________________________

(Taxpayer Identification or
Social Security Number(s)) _____________________________________________________

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*   Unless otherwise indicated, it will be assumed that you instruct us to tender all Shares held by us for your account.